NEWS RELEASE
Investor Contact: Wendy Hargus
(972) 946-5030
Investor_Relations@voughtaircraft.com
Media Contact: Lynne Warne
(615) 974-6003
warnely@voughtaircraft.com
Vought Reports Third Quarter 2007 Financial Results
Third Quarter 2007 Highlights Compared to Third Quarter 2006:
•	Sales increased 19 percent to $422.3 million
•	Operating income improved $10.8 million
Summary of Financial Results
     $ in millions

	Three Months Ended			Nine Months Ended
	September 30,	September 24,		September 30,	September 24,
	2007	2006	Change	2007	2006	Change
Sales	$422.3	$354.4	$67.9	$1,230.6	$1,133.3	$97.3
Operating income (loss)	$14.3	$3.5	$10.8	$90.6	$20.5	$70.1
Net income (loss)	$(2.1)	$(13.4)	$11.3	$43.2	$(30.4)	$73.6
Adjusted EBITDA*	$49.9	$35.0	$14.9	$207.5	$126.0	$81.5
Free Cash Flow*	$(27.0)	$(42.3)	$15.3	$(56.3)	$(17.8)	$(38.5)

*	Non-GAAP measure. A complete definition and reconciliation of non-GAAP measures, identified with an asterisk, is provided on page 11.

               DALLAS, NOV. 9, 2007 — Vought Aircraft Industries, Inc. today reported financial results for its third quarter ending Sept. 30, 2007.
          Third Quarter Results
               Net sales for the three months ended Sept. 30, 2007 were $422.3 million, an increase of $67.9 million or 19 percent, compared with net sales of $354.4 million for the same period last year.
•	Commercial net sales increased by $49.0 million or 31 percent, due to increased deliveries and price adjustments, driven by wide-body aircraft demand for both Boeing and Airbus.

•	Military net sales increased $8.6 million or 6 percent, primarily due to $16.5 million of increased sales on the C-17 and H-60 programs partially offset by a decrease of $9.1 million relating to the C-5 program.
•	Business jet net sales increased by approximately $10.3 million or 16 percent primarily due to increased deliveries and price adjustments.
               Funded backlog increased 7 percent to $3.4 billion at the end of the quarter compared to $3.2 billion for the same period last year, primarily due to increased orders for the 787 program. Vought’s calculation of backlog includes only funded orders, which causes backlog to be substantially lower than the estimated aggregate dollar value of our contracts.
               Operating income for the third quarter of 2007 was $14.3 million, an increase of $10.8 million compared to the same period last year. Net loss for the third quarter of 2007 was $2.1 million, compared to a loss of $13.4 million for the same period last year. These improvements are due to improved margins for many of our programs resulting from cost reduction initiatives, operational improvements, increased prices and higher delivery rates. These improvements were partially offset by a loss recorded during the quarter for the H-60 program, and continued investment in the 787 program.
               Adjusted EBITDA*, as defined in the company’s senior secured credit agreement, was $49.9 million for the third quarter of 2007, compared to $35.0 million for the same period last year. The $14.9 million increase is due to both higher sales and improved program margins as discussed above.
               Free Cash Flow* was negative $27.0 million for the third quarter of 2007 compared to negative $42.3 million in 2006. The improvement of $15.3 million is primarily due to operational improvements and lower capital expenditures. Total expenditures for the 787 program were $70 million for the quarter.
               “We continue to see improvement in execution through our operational excellence initiatives. Since embarking on this path in 2006, company wide we have seen a 35% reduction in quality defect rate, a 28% increase in inventory turnover, and most importantly a 38% reduction in occupational injury rate,” said Vought’s President and Chief Executive Officer Elmer Doty. “We continue to focus on operational excellence, and through a concentrated effort we are now seeing signs of improvement that appear sustainable across all of our major programs with only the H-60 program still needing significant attention.”

Nine Months Ended Results
               Net sales for the nine months ended Sept. 30, 2007 were $1,230.6 million, an increase of $97.3 million or 9 percent, compared with net sales of $1,133.3 million for the same period last year. Excluding $99.5 million of customer settlements recorded in the second quarter of 2006, net sales increased $196.8 million or 19 percent.
•	Commercial net sales increased by $83.9 million or 16 percent, primarily due to increased sales resulting from both increased deliveries and price adjustments. Excluding the second quarter 2006 settlements of $70.5 million, commercial sales increased $154.4 million or 34 percent.
•	Military net sales increased $5.4 million or 1 percent, primarily due to sales increases of $56.9 million for the H-60 and C-17 programs. These increases were due to increased H-60 program deliveries and timing of deliveries for the C-17 program, partially offset by a decrease of $49.9 million of non-recurring sales for the C-5 and Global Hawk programs recognized during the nine months ended Sept. 24, 2006.
•	Business jet net sales increased by approximately $8.0 million or 4 percent primarily due to increased deliveries and price adjustments. Excluding the second quarter 2006 settlements of $29.0 million, business jet sales increased $37.0 million or 20 percent.
               Net income for the first nine months of 2007 was $43.2 million, compared to a net loss of $30.4 million for the same period last year. This increase of $73.6 million was primarily due to higher sales and improved program margins resulting from cost reduction efforts, operational improvements, price increases and higher delivery rates.
               Adjusted EBITDA*, as defined in the company’s senior secured credit agreement, was $207.5 million for the first nine months of 2007, compared to $126.0 million for the same period last year. The increase of $81.5 million is the result of both higher sales and improved program margins as described above.
               Free Cash Flow* was negative $56.3 million for the first nine months of 2007, a decrease of $38.5 million from last year, primarily due to customer settlements recorded in the second quarter of 2006. Excluding the 2006 customer settlements, Free Cash Flow* in 2007 increased $50.0 million primarily due to operational improvements and lower capital expenditures, partially offset by continued investment in the 787 program and pension funding. For the nine months ended Sept. 30, 2007, net cash expenditures for the 787 program were $180 million including start-up, capital and production costs offset by advances and settlements.

787 Program Update
               “Vought’s major focus remains the successful startup of the 787 program, and we continue to make progress. At this point all capital process equipment is functioning properly and as expected; our current priority involves completion of the numerous structural components that are part of our final subassembly, and reducing the amount of traveled work to our customer,” said Doty. “We continue to monitor cash flow as we invest in the start-up of this program.”
Non-GAAP Measure Disclosure
               EBITDA, Adjusted EBITDA and Free Cash Flow (indicated by an asterisk *) as presented in this press release are supplemental measures of performance and our ability to satisfy our debt covenants. None of these measures is required by, or presented in accordance with, Generally Accepted Accounting Principles (GAAP) in the United States. EBITDA, Adjusted EBITDA and Free Cash Flow are not measurements of our financial performance under GAAP and should not be considered as alternatives to net income, operating income or any other performance measures derived in accordance with GAAP or as alternatives to cash flow from operating activities as measures of our liquidity. The senior secured credit agreement signed in December 2004 contains maintenance ratios and other financial covenants that are based on the calculation of Adjusted EBITDA. We believe it is necessary to present Adjusted EBITDA to enable investors to assess the strength of our underlying business. Reconciliation between these measures and GAAP is presented at the end of this press release.
Conference Call Details
               Vought Aircraft Industries, Inc. will host a conference call on Friday, Nov. 9 at 2 p.m. Eastern time (1 p.m. Central time) to discuss its third quarter results. To access the conference call, dial (866)-271-0675 (United States) or (617)-213-8892 (International) with passcode 70592672. Please call 10 minutes prior to the start time.
               If you cannot listen to the conference call at its scheduled time, there will be a replay available through Nov. 16, which can be accessed by dialing (888)-286-8010 (United States) or (617)-801-6888 (International) with passcode 42655496.

               Vought’s conference call will be supplemented by a series of slides appearing on the company’s Web site. Listeners are encouraged to view these materials in conjunction with the call. The presentation will be posted on the home page of the Web site on the morning of the call.
About Vought
               Vought Aircraft Industries, Inc. (www.voughtaircraft.com) is one of the world’s largest independent suppliers of aerostructures. Headquartered in Dallas, the company designs and manufactures major airframe structures such as wings, fuselage subassemblies, empennages, nacelles and other components for prime manufacturers of aircraft. Vought has annual sales of approximately $1.6 billion and about 6,000 employees in nine U.S. locations.
Disclaimer on Forward Looking Statements
               This release contains forward-looking statements within the meaning of section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements involve known and unknown risks and uncertainties. Vought’s actual financial results could differ materially from those anticipated due to the company’s dependence on conditions in the airline industry, the level of new commercial aircraft orders, production rates for commercial and military aircraft, the level of defense spending, competitive pricing pressures, manufacturing inefficiencies, start-up costs and possible overruns on new contracts, technology and product development risks and uncertainties, availability of materials and components from suppliers and other factors beyond the company’s control. Additional risk factors are described in the company’s filings with the SEC.

Vought Aircraft Industries, Inc.
Consolidated Balance Sheets
($ in millions, except per share amounts)

	September 30,
	2007	December 31,
	(unaudited)	2006
Assets
Current assets:
Cash and cash equivalents	$39.9	$93.4
Accounts receivable	125.6	82.1
Inventories	332.9	337.8
Other current assets	6.6	7.3

Total current assets	505.0	520.6

Property, plant and equipment, net	505.5	530.4
Goodwill	527.7	527.7
Identifiable intangible assets, net	58.0	64.9
Investment in joint venture	10.0	—
Debt origination costs, net and other assets	12.5	15.1

Total assets	$1,618.7	$1,658.7

Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable, trade	$115.6	$118.4
Accrued and other liabilities	65.8	76.2
Accrued payroll and employee benefits	33.3	40.8
Accrued post-retirement benefits-current	48.0	51.3
Accrued pension-current	94.3	25.6
Current portion of long-term bank debt	4.0	4.0
Capital lease obligation	0.5	1.3
Accrued contract liabilities	296.1	333.7

Total current liabilities	657.6	651.3

Long-term liabilities:
Accrued post-retirement benefits	471.5	478.8
Accrued pension	268.0	352.0
Long-term bank debt, net of current portion	410.0	413.0
Long-term bond debt	270.0	270.0
Other non-current liabilities	183.5	186.9

Total liabilities	2,260.6	2,352.0

Stockholders’ equity (deficit):
Common stock, par value $.01 per share; 50,000,000 shares authorized, 24,776,578 and 24,755,248 issued and outstanding at September 30, 2007 and December 31, 2006, respectively	0.3	0.3
Additional paid-in capital	416.6	414.8
Shares held in rabbi trust	(1.6)	(1.6)
Stockholders’ loans	(1.0)	(1.0)
Accumulated deficit	(598.1)	(641.3)
Accumulated other comprehensive loss	(458.1)	(464.5)

Total stockholders’ equity (deficit)	$(641.9)	$(693.3)

Total liabilities and stockholders’ equity (deficit)	$1,618.7	$1,658.7

Vought Aircraft Industries, Inc.
Consolidated Statements of Operations
($ in millions)
(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,	September 24,	September 30,	September 24,
	2007	2006	2007	2006
Net sales	$422.3	$354.4	$1,230.6	$1,133.3

Costs and expenses

Cost of sales	353.2	294.6	971.5	939.6
Selling, general and administrative expenses	54.8	56.7	168.5	165.1
Impairment charge	—	(0.4)	—	8.1

Total costs and expenses	408.0	350.9	1,140.0	1,112.8

Operating income	14.3	3.5	90.6	20.5

Other income (expense)
Interest income	0.9	0.6	3.1	1.1
Other income (loss)	—	—	(0.1)	(0.1)
Equity in earnings (loss) of joint venture	(1.7)	(1.5)	(2.4)	(4.7)
Interest expense	(15.7)	(16.0)	(47.3)	(47.2)

Income (loss) before income taxes	(2.2)	(13.4)	43.9	(30.4)
Income taxes	0.1	—	(0.7)	—

Net income (loss)	$(2.1)	$(13.4)	$43.2	$(30.4)

Vought Aircraft Industries, Inc.
Consolidated Statements of Cash Flows
($ in millions) (Unaudited)

	Nine Months Ended
	September 30,	September 24,
	2007	2006
Operating activities
Net income (loss)	$43.2	$(30.4)
Adjustments to reconcile net income (loss) to net cash
provided by (used in) operating activities:
Depreciation and amortization	47.8	44.2
Impairment charge	—	8.1
Non-cash stock compensation (income) expense	1.8	—
Equity in losses of joint venture	2.4	4.7
Loss from asset sales	0.7	0.9
Changes in current assets and liabilities:
Accounts receivable	(43.5)	(5.9)
Inventories, net of advances and progress billings	4.9	(49.7)
Other current assets	0.7	0.3
Accounts payable, trade	(2.8)	(2.4)
Accrued payroll and employee benefits	(7.5)	(4.6)
Accrued and other liabilities	54.9	19.1
Accrued contract liabilities	(37.6)	96.1
Other assets and liabilities—long-term	(81.4)	(6.3)

Net cash provided by (used in) operating activities	(16.4)	74.1
Investing activities
Capital expenditures	(39.9)	(91.9)
Proceeds from sale of assets	23.1	0.3
Investment in joint venture	(16.5)	—

Net cash provided by (used in) investing activities	(33.3)	(91.6)
Financing activities
Proceeds from short-term bank debt	—	155.0
Payments on short-term bank debt	—	(155.0)
Payments on long-term bank debt	(3.0)	(2.0)
Payments on capital leases	(0.8)	(0.6)
Proceeds from sale of common stock	—	0.4
Proceeds from repayment of stockholder loans	—	0.1
Proceeds from governmental grants	—	17.4

Net cash provided by (used in) financing activities	(3.8)	15.3

Net increase (decrease) in cash and cash equivalents	(53.5)	(2.2)
Cash and cash equivalents at beginning of period	93.4	10.1

Cash and cash equivalents at end of period	$39.9	$7.9

Vought Aircraft Industries Inc.
Supplemental Financial Data
($ in millions)
(Unaudited)

	Three Months			Nine Months Months
	Ended			Ended
	September 30,	September 24,		September 30,	September 24,
	2007	2006	Change	2007	2006	Change
Sales as Reported:
Commercial	$205.1	$156.1	$49.0	$609.1	$525.2	$83.9
Military	142.2	133.6	8.6	398.5	393.1	5.4
Business jets	75.0	64.7	10.3	223.0	215.0	8.0

Total	$422.3	$354.4	$67.9	$1,230.6	$1,133.3	$97.3

2006 Settlements
Commercial	$—	$—	$—	$—	$70.5	$(70.5)
Military		—	—		—	—
Business jets	—	—	—	—	29.0	(29.0)

Total	$—	$—	$—	$—	$99.5	$(99.5)

Sales (Excluding 2006 Settlements)
Commercial	$205.1	$156.1	$49.0	$609.1	$454.7	$154.4
Military	142.2	133.6	8.6	398.5	393.1	5.4
Business jets	75.0	64.7	10.3	223.0	186.0	37.0

Total	$422.3	$354.4	$67.9	$1,230.6	$1,033.8	$196.8

	Three Months		Nine Months
	Ended		Ended
	September 30,	September 24,	September 30,	September 24,
	2007	2006	2007	2006
% Mix for Sales (Excluding 2006 Settlements)
Commercial	48%	44%	50%	44%
Military	34%	38%	32%	38%
Business jets	18%	18%	18%	18%

Total	100%	100%	100%	100%

	Nine Months
	Ended
	September 30,	September 24,
	2007	2006	Change
Sales Backlog
Commercial	$2,139.2	$1,982.0	$157.2
Military	549.4	613.7	(64.3)
Business jets	685.1	569.0	116.1

Total sales backlog	$3,373.7	$3,164.7	$209.0

Vought Aircraft Industries, Inc.
Reconciliation of Non-GAAP Measures
               In addition to disclosing results that are determined in accordance with U.S. generally accepted accounting principles (GAAP), we also disclose non-GAAP results that exclude certain significant charges or credits that are important to an understanding of the company’s ongoing operations. We provide reconciliations of these non-GAAP measures to the most comparable GAAP reporting. We believe that discussion of these non-GAAP measures excluding certain significant charges or credits provides additional insights into underlying business performance. EBITDA, Adjusted EBITDA and Free Cash Flow are not measures recognized under GAAP. The determination of significant charges or credits may not be comparable to similarly titled measures used by other companies and may vary from quarter to quarter.
               We also believe that the inclusion of Adjusted EBITDA and Free Cash Flow is appropriate to provide additional information to investors because these non-GAAP financial measures are used by securities analysts, bondholders, and other investors as important measures of assessing:
•	our operating performance across periods on a consistent basis;
•	our ongoing ability to meet our obligations and manage our levels of indebtedness; and
•	our liquidity and covenant compliance to evaluate the relative risk of an investment in our securities.
               Because not all companies use identical calculations, the presentation of Adjusted EBITDA and Free Cash Flow may not be comparable to other similarly titled measures of other companies.
               Adjusted EBITDA and Free Cash Flow have limitations as analytical tools and such measures should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Some of the limitations of these non-GAAP financial measures are:
•	they do not reflect our cash expenditures, or future requirements, for all contractual commitments;
•	they do not reflect our significant interest expense, or the cash requirements necessary to service our indebtedness;
•	they do not reflect cash requirements for the payment of income taxes when due;
•	Free Cash Flow does not represent residual cash flow available for discretionary expenditures, because debt service requirements and other non-discretionary expenditures are not deducted;
•	although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and Adjusted EBITDA does not reflect any cash requirements for such replacements; and
•	they do not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations but may nonetheless have a material impact on our results of operations.

Vought Aircraft Industries, Inc.
Reconciliation of Non-GAAP Measures
Adjusted EBITDA
(Unaudited)
($in millions)

	For the Three Months Ended		For the Nine Months Ended
	September 30,	September 24,	September 30,	September 24,
	2007	2006	2007	2006
Net cash provided by (used in) operating activities	$(18.1)	$(25.4)	$(16.4)	$74.1
Interest expense, net	14.8	15.4	44.2	46.1
Income tax	(0.1)	—	0.7	—
Stock compensation expense	(0.1)	—	(1.8)	—
Equity in losses of joint venture	(1.7)	(1.5)	(2.4)	(4.7)
Loss from asset sales	(0.1)	(0.2)	(0.7)	(9.0)
Debt amortization costs	(0.9)	(0.8)	(2.3)	(2.3)
Changes in operating assets and liabilities	35.3	28.7	112.3	(46.6)

EBITDA	29.1	16.2	133.6	57.6
Non-recurring investment in Boeing 787 (a)	20.3	21.1	70.0	59.9

Unusual charges — Plant consolidation & other non-recurring program costs (b)	—	1.3	0.1	(0.3)
Loss on disposal of property, plant and equipment (c)	0.1	0.2	0.7	9.0
Pension & OPEB curtailment and non-cash expense (d)	—	(3.8)	—	(1.3)
Other (e)	0.4	—	3.1	1.1

Adjusted EBITDA	$49.9	$35.0	$207.5	$126.0

Vought Aircraft Industries, Inc.
Reconciliation of Non-GAAP Measures
Free Cash Flow
(Unaudited)
($in millions)

	For the Three Months Ended		For the Nine Months Ended
	September 30,	September 24,	September 30,	September 24,
	2007	2006	2007	2006
Cash flow provided by (used in) operating activities	$(18.1)	$(25.4)	$(16.4)	$74.1
Less: Capital expenditures	(8.9)	(16.9)	(39.9)	(91.9)

Free Cash Flow	$(27.0)	$(42.3)	$(56.3)	$(17.8)

2006 Settlements	—	—	—	(88.5)

Free Cash Flow from Ongoing Operations	$(27.0)	$(42.3)	$(56.3)	$(106.3)